EXHIBIT 10.17

       EXCERPT FROM THE MINUTES OF THE MEETING OF THE
              HUMAN RESOURCES COMMITTEE OF THE
        BOARD OF DIRECTORS OF PROVIDIAN CORPORATION,
                   HELD FEBRUARY 16, 1994


     RESOLVED, that the following          STOCK OPTION PLAN
amendments to the 1989 Stock Option               AMENDMENTS
Plan, be and hereby are approved
by the Human Resources Committee of Capital Holding Corporation (the "Corporation") and recommended for submission (i) to the Corporation's Board of Directors for its approval and (ii) to the Corporation's stockholders for approval by them at the next Annual Meeting of Stockholders:

(a)  A new Section III(D) shall be added as follows:

     (D) The maximum number of shares with respect to which options may be granted to any employee during any fiscal year shall be 500,000.

(b)  Section VI shall be removed in its entirety.

(c) Section VIII(B) and (C) shall be deleted in their entirety and replaced with the following:

     (B) If a grantee's employment with the Corporation or an operating company shall cease due to disability or retirement after attainment of age 55, the grantee may exercise such grantee's options and stock appreciation rights at any time within five years after such grantee shall cease to be an employee without regard to the limitations on exercise contained in Section VII(B), or imposed by the Committee under Section V(C), but in the case of retirement, no options or stock appreciation rights may be exercised within six months of the date of grant; provided, however, that no option or stock appreciation right may be exercised on a date subsequent to its expiration. If a grantee shall die during such five year period, any option and stock appreciation right theretofore granted to the grantee under this Plan may be exercised by the grantee's estate or by the person designated in the grantee's last will and testament to the full extent that such option and stock appreciation right could be exercised by such deceased grantee immediately prior to such grantee's death.

     (C) If a grantee's employment with the Corporation or an operating company shall cease due to the grantee's death, any option and stock appreciation rights theretofore granted to the grantee under this Plan may be exercised at any time within five years after such grantee's death by the grantee's estate or by the person designated in the grantee's last will and testament to the full extent that such option and stock appreciation rights could have been exercised by such deceased grantee immediately prior to such grantee's death without regard to the limitations on exercise contained in Section VII(B), or imposed by the Committee under Section V(C); provided, however, that no option or stock appreciation right may be exercised on a date subsequent to its expiration.

(d)  A new Section X(B) shall be added as follows:

     (B) The Committee shall have the discretion to make any amendments to the Plan applicable to options and SARs then outstanding under the Plan; provided however that no amendment shall impair the rights of any grantee without such grantee's consent.